Securities Act File No.  333-256034

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

☐   Pre-Effective Amendment No.  ☒   Post-Effective Amendment No.

(Check appropriate box or boxes)

BNY Mellon INVESTMENT FUNDS I
(Exact Name of Registrant as Specified in its Charter)

Registrant's Telephone Number, including Area Code: (212) 922-6000

c/o BNY Mellon Investment Adviser, Inc.
240 Greenwich Street
New York, New York 10286
(Address of Principal Executive Offices)

Jeff Prusnofsky, Esq.
c/o BNY Mellon Investment Adviser, Inc.
240 Greenwich Street
New York, New York 10286
(Name and Address of Agent for Service)

COPY TO:

David Stephens, Esq.
Proskauer Rose LLP
Eleven Times Square
New York, New York 10036

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the "Securities Act").

Explanatory Note

This Post-Effective Amendment consists of the following:

1.	Facing Sheet of the Registration Statement.

2.	Part C to the Registration Statement (including signature page).

3.	Exhibit (12) to Item 16 to the Registration Statement.

This Post-Effective Amendment is being filed solely to file an opinion and consent of counsel as to tax matters in connection with the reorganization of BNY Mellon Structured Midcap Fund, a series of BNY Mellon Advantage Funds, Inc., with and into BNY Mellon Small/Mid Cap Growth Fund, a series of the Registrant, as Exhibit (12) to Item 16 to this Registration Statement on Form N-14 (the "Registration Statement").

Parts A and B of the Registration Statement filed with the Securities and Exchange Commission (the "SEC") on May 12, 2021 and the definitive versions thereof filed with the SEC on June 21, 2021 pursuant to Rule 497 under the Securities Act, are incorporated by reference herein.

BNY Mellon INVESTMENT FUNDS I
PART C
OTHER INFORMATION

Item 15	Indemnification.

The response to this item is incorporated by reference to Item 30 of Part C of Post-Effective Amendment No. 212 to the Registrant's Registration Statement on Form N-1A (the "Registration Statement"), filed on April 27, 2021 (File No. 33-08214) ("Post-Effective Amendment No. 212").

Item 16	Exhibits.

(1)(a)	Amended and Restated Agreement and Declaration of Trust, dated October 27, 2011, is incorporated by reference to Exhibit (a)(1) of Post-Effective Amendment No. 153 to the Registration Statement on Form N-1A, filed on January 27, 2012.

(1)(b)	Certificate of Designation, dated October 25, 2012, is incorporated by reference to Exhibit (a)(2) of Post-Effective Amendment No. 158 to the Registration Statement on Form N-1A, filed on January 28, 2013 ("Post-Effective Amendment No. 158").

(1)(c)	Certificate of Designation, dated May 8, 2013, is incorporated by reference to Exhibit (a)(3) of Post-Effective Amendment No. 166 to the Registration Statement on Form N-1A, filed on December 31, 2013.

(1)(d)	Certificate of Amendment, dated January 23, 2014, is incorporated by reference to Exhibit (a)(5) of Post-Effective Amendment No. 167 to the Registration Statement on Form N-1A, filed on January 28, 2014 ("Post-Effective Amendment No. 167").

(1)(e)	Certificate of Designation, dated January 15, 2014, is incorporated by reference to Exhibit (a)(4) of Post-Effective Amendment No. 167.

(1)(f)	Certificate of Amendment, dated February 14, 2014, is incorporated by reference to Exhibit (a)(6) of Post-Effective Amendment No. 170 to the Registration Statement on Form N-1A, filed on February 21, 2014.

(1)(g)	Certificate of Amendment, dated June 23, 2016, is incorporated by reference to Exhibit (a)(7) of Post-Effective Amendment No. 185 to the Registration Statement on Form N-1A, filed on July 27, 2016.

(1)(h)	Certificate of Amendment, dated July 27, 2017, is incorporated by reference to Exhibit (a)(9) of Post-Effective Amendment No. 195 to the Registration Statement on Form N-1A, filed on August 31, 2017.

(1)(i)	Amendment of Trust, dated June 3, 2019, is incorporated by reference to Exhibit (a)(9) of Post-Effective Amendment No. 207 to the Registration Statement on Form N-1A, filed on January 28, 2020 ("Post-Effective Amendment No. 207").

(2)	Amended and Restated By-Laws, dated July 1, 2011, are incorporated by reference to Exhibit (b)(1) of Post-Effective Amendment No. 152 to the Registration Statement on Form N-1A, filed on August 15, 2011.

(3)	Not Applicable.

(4)	Agreement and Plan of Reorganization is incorporated by reference to the definitive version of the Prospectus/Proxy Statement included in the Registrant's Registration Statement on Form N-14 filed on May 12, 2021 (the "N-14 Registration Statement") (File No. 333-256034), filed pursuant to Rule 497 under the Securities Act of 1933, as amended (the "Securities Act"), on June 21, 2021.

(5)	Reference is made to Exhibits (1) and (2) hereof.

(6)(a)	Investment Advisory Agreement between the Registrant, on behalf of BNY Mellon Tax Sensitive Total Return Bond Fund, and BNY Mellon Investment Adviser, Inc., dated December 1, 2008, as amended June 3, 2019, is incorporated by reference to Exhibit (d)(1) of Post-Effective Amendment No. 207.

(6)(b)	Investment Advisory Agreement between the Registrant, on behalf of BNY Mellon Small/Mid Cap Growth Fund, and BNY Mellon Investment Adviser, Inc., dated December 1, 2008, as amended June 3, 2019, is incorporated by reference to Exhibit (d)(2) of Post-Effective Amendment No. 207.

(6)(c)	Investment Advisory Agreement between the Registrant, on behalf of BNY Mellon Diversified Emerging Markets Fund, and BNY Mellon Investment Adviser, Inc., dated, December 1, 2008, as amended June 3, 2019, is incorporated by reference to Exhibit (d)(3) of Post-Effective Amendment No. 207.

(6)(d)	Investment Advisory Agreement between the Registrant, on behalf of BNY Mellon Small Cap Growth Fund, and BNY Mellon Investment Adviser, Inc., dated December 1, 2008, as amended June 3, 2019, is incorporated by reference to Exhibit (d)(4) of Post-Effective Amendment No. 207.

(6)(e)	Investment Advisory Agreement between the Registrant, on behalf of BNY Mellon Small Cap Value Fund, and BNY Mellon Investment Adviser, Inc., dated December 1, 2008, as amended June 3, 2019, is incorporated by reference to Exhibit (d)(5) of Post-Effective Amendment No. 207.

(6)(f)	Investment Advisory Agreement between the Registrant, on behalf of BNY Mellon Global Fixed Income Fund, and BNY Mellon Investment Adviser, Inc., dated December 1, 2008, as amended June 3, 2019, is incorporated by reference to Exhibit (d)(6) of Post-Effective Amendment 209 to the Registration Statement on Form N-1A, filed on April 28, 2020 ("Post-Effective Amendment No. 209").

(6)(g)	Management Agreement between the Registrant, on behalf of BNY Mellon International Equity Fund, and BNY Mellon Investment Adviser, Inc., dated December 1, 2008, as amended June 3, 2019, is incorporated by reference to Exhibit (d)(7) of Post-Effective Amendment No. 207.

(6)(h)	Sub-Investment Advisory Agreement between BNY Mellon Investment Adviser, Inc. and Mellon Investments Corporation relating to BNY Mellon Small/Mid Cap Growth Fund, dated January 31, 2014, as amended June 3, 2019, is incorporated by reference to Exhibit (d)(8) of Post-Effective Amendment No. 207.

(6)(i)	Sub-Investment Advisory Agreement between BNY Mellon Investment Adviser, Inc. and Mellon Investments Corporation relating to BNY Mellon Diversified Emerging Markets Fund, dated July 30, 2015, as amended June 3, 2019, is incorporated by reference to Exhibit (d)(9) of Post-Effective Amendment No. 207.

(6)(j)	Sub-Investment Advisory Agreement between BNY Mellon Investment Adviser, Inc. and Mellon Investments Corporation relating to BNY Mellon Global Fixed Income Fund and BNY Mellon Tax Sensitive Total Return Bond Fund, dated February 21, 2014, as amended June 3, 2019, is incorporated by reference to Exhibit (d)(10) of Post-Effective Amendment No. 207.

(6)(k)	Sub-Investment Advisory Agreement between BNY Mellon Investment Management and Newton Investment Management Limited relating to BNY Mellon International Equity Fund, dated December 31, 2019, is incorporated by reference to Exhibit (d)(11) of Post-Effective Amendment No. 207.

(6)(l)	Expense Limitation Agreement (relating to BNY Mellon International Equity Fund) between the Registrant and BNY Mellon Investment Adviser, Inc., dated January 27, 2021, is incorporated by reference to Exhibit (d)(12) of Post-Effective Amendment No. 211 to Registration Statement on Form N-1A, filed on January 27, 2021 ("Post-Effective Amendment No. 211").

(6)(m)	Expense Limitation Agreement (relating to BNY Mellon Tax Sensitive Total Return Bond Fund) between the Registrant and BNY Mellon Investment Adviser, Inc., dated February 1, 2021, is incorporated by reference to Exhibit (d)(13) of Post-Effective Amendment No. 211.

(6)(n)	Expense Limitation Agreement (relating to BNY Mellon Small Cap Growth Fund) between the Registrant and BNY Mellon Investment Adviser, Inc., dated January 27, 2021, is incorporated by reference to Exhibit (d)(14) of Post-Effective Amendment No. 211.

(6)(o)	Expense Limitation Agreement (relating to BNY Mellon Small Cap Value Fund) between the Registrant and BNY Mellon Investment Adviser, Inc., dated January 27, 2021, is incorporated by reference to Exhibit (d)(15) of Post-Effective Amendment No. 211.

(6)(p)	Expense Limitation Agreement (relating to BNY Mellon Diversified Emerging Markets Fund) between the Registrant and BNY Mellon Investment Adviser, Inc., dated January 27, 2021, is incorporated by reference to Exhibit (d)(16) of Post-Effective Amendment No. 211.

(7)(a)	Amended and Restated Distribution Agreement between the Registrant and BNY Mellon Securities Corporation, dated June 3, 2019, is incorporated by reference to Exhibit (e)(1) of Post-Effective Amendment No. 207.

(7)(b)	Forms of Broker-Dealer Selling Agreement is incorporated by reference to Exhibit (e)(2) of Post-Effective Amendment No. 207.

(7)(c)	Form of Service Agreement is incorporated by reference to Exhibit (e)(4) of Post-Effective Amendment No. 182 to the Registration Statement on Form N-1A, filed on April 27, 2016.

(7)(d)	Forms of Bank Selling Agreement is incorporated by reference to Exhibit (e)(e) of Post-Effective Amendment No. 207.

(8)	Not Applicable.

(9)(a)	Custody Agreement between the Registrant and The Bank of New York Mellon, dated January 1, 2011 (effective as of May 1, 2011), is incorporated by reference to Exhibit (g) of Post-Effective Amendment No. 149 to the Registration Statement on Form N-1A, filed on April 28, 2011.

(9)(b)	Amendment to Custody Agreement, made as of October 1, 2013, is incorporated by reference to Exhibit (g)(2) of Post-Effective Amendment No. 167.

(9)(c)	Second Amendment to Custody Agreement, made as of December 22, 2016, is incorporated by reference to Exhibit (e)(2) of Post-Effective Amendment No. 187.

(10)(a)	Distribution Plan, dated December 20, 2007, as amended June 3, 2019 (relating to BNY Mellon Small Cap Value Fund, BNY Mellon Diversified Emerging Markets Fund, BNY Mellon Small/Mid Cap Growth Fund, BNY Mellon Tax Sensitive Total Return Bond Fund, BNY Mellon International Equity Fund and BNY Mellon Global Fixed Income Fund), is incorporated by reference to Exhibit (m)(1) of Post-Effective Amendment No. 207.

(10)(b)	Service Plan (Rule 12b-1 Plan), dated July 27, 2017, as revised June 3, 2019 (relating to Class Z shares of BNY Mellon Small/Mid Cap Growth Fund), is incorporated by reference to Exhibit (m)(2) of Post-Effective Amendment No. 207.

(10)(c)	Rule 18f-3 Plan, amended December 31, 2019, is incorporated by reference to Exhibit (n)(1) of Post-Effective Amendment No. 211.

(10)(d)	Rule 18f-3 Plan, amended May 1, 2020, is incorporated by reference to Exhibit (n)(2) of Post-Effective Amendment No. 211.

(10)(e)	Rule 18f-3 Plan, revised February 27, 2020, amended July 31, 2020, is incorporated by reference to Exhibit (n)(3) of Post-Effective Amendment No. 211.

(10)(f)	Rule 18f-3 Plan, amended July 31, 2020, revised October 29, 2020, is incorporated by reference to Exhibit (n)(4) of Post-Effective Amendment No. 211.

(11)	Opinion and Consent of Registrant's counsel is incorporated by reference to Exhibit (11) to the N-14 Registration Statement.

(12)	Opinion and Consent of counsel regarding tax matters.*

(13)	Not Applicable.

(14)(a)	Consent of KPMG LLP, the independent registered public accounting firm of the Registrant, is incorporated by reference to Exhibit (14)(a) to the N-14 Registration Statement.

14(b)	Consent of Ernst & Young LLP, the independent registered public accounting firm of BNY Mellon Advantage Funds, Inc., is incorporated by reference to Exhibit (14)(b) to the N-14 Registration Statement.

(15)	Not Applicable.

(16)	Power of Attorney is incorporated by reference to Exhibit 16 to the N-14 Registration Statement.

(17)(1)	Transfer Agency Agreement between the Registrant and BNY Mellon Transfer, Inc. (formerly, MBSC Securities Corporation), dated May 29, 2012, is incorporated by reference to Exhibit (h)(1) of Post-Effective Amendment No. 158.

17(2)	Fund Accounting and Administrative Services Agreement between the Registrant and BNY Mellon Investment Adviser, Inc., dated May 1, 2011, as amended June 3, 2019 (relating to BNY Mellon Small Cap Value Fund, BNY Mellon Small Cap Growth Fund, BNY Mellon Small/Mid Cap Growth Fund, BNY Mellon Diversified Emerging Markets Fund, BNY Mellon Global Fixed Income Fund and BNY Mellon Tax Sensitive Total Return Bond Fund), is incorporated by reference to Exhibit (h)(2) of Post-Effective Amendment No. 207.

17(3)	Shareholder Services Plan, dated December 20, 2007, as revised June 3, 2019 (relating to BNY Mellon Diversified Emerging Markets Fund, BNY Mellon Small Cap Value Fund, BNY Mellon Small/Mid Cap Growth Fund, BNY Mellon International Equity Fund, BNY Mellon Tax Sensitive Total Return Bond Fund and BNY Mellon Global Fixed Income Fund), is incorporated by reference to Exhibit (h)(3) of Post-Effective Amendment No. 207.

*	Filed herewith.

Item 17.	Undertakings.

(1)	The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)	The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

As required by the Securities Act of 1933, this Amendment to the Registration Statement has been signed on behalf of the Registrant, in the City of New York, and State of New York on the 30th day of November, 2021.

BNY MELLON INVESTMENT FUNDS I

By:	/s/ David DiPetrillo*
David DiPetrillo, President

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the date indicated have signed this Registration Statement.

Signatures	Title	Date

/s/ David DiPetrillo*	President (Principal Executive Officer)	11/30/2021
David DiPetrillo

/s/ James Windels*	Treasurer (Principal Financial and Accounting Officer)	11/30/2021
James Windels

/s/ Joseph S. DiMartino*	Chairman of the Board	11/30/2021
Joseph S. DiMartino

/s/ Francine J. Bovich*	Board Member	11/30/2021
Francine J. Bovich

/s/ Andrew J. Donohue*	Board Member	11/30/2021
Andrew J. Donohue

/s/ Kenneth A. Himmel*	Board Member	11/30/2021
Kenneth A. Himmel

/s/ Stephen J. Lockwood*	Board Member	11/30/2021
Stephen J. Lockwood

/s/ Roslyn M. Watson*	Board Member	11/30/2021
Roslyn M. Watson

/s/ Benaree Pratt Wiley*	Board Member	11/30/2021
Benaree Pratt Wiley

*By:	/s/ Jeff S. Prusnofsky
Attorney-in-fact, Jeff S. Prusnofsky

Exhibit Index

(12)	Opinion and Consent of counsel regarding tax matters